COMPANY CONTACT: Tony M. Shelby
Chief Financial Officer
(405) 235-4546
KCSA CONTACT: Leslie A. Schupak/Joe Mansi
(212) 682-6300, ext. 205/207

March 1, 2005

LSB INDUSTRIES, INC. ANNOUNCES SUBSIDIARY
SIGNS FOUR YEAR EXTENSION OF WORKING CAPITAL CREDIT LINE

Oklahoma City, Oklahoma . . March 1, 2005 . . . LSB Industries, Inc. whose common stock is traded over the American Stock Exchange under the symbol LXU (AMEX:LXU), disclosed today that its subsidiary, ThermaClime, has entered into a four year agreement with its existing lender for a $50 million working capital line of credit on terms, condition and pricing more favorable than its existing agreement.

The final agreement is in the form of a modification and extension of a previous agreement with the same lender. The previous agreement was due to expire on May 13, 2005. The amended agreement expires in May 2009.

Based on current activities, the Company believes that the new financing agreement provides for ThermaClime's working capital borrowing requirements for the foreseeable future.

In October 2004, ThermaClime also closed a five year, $50 million loan with a term lender.

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services, and other activities.

This press release contains the following forward-looking statement: "Based on current activities, the Company believes that the amended financing agreement provides for ThermaClime's working capital borrowing requirements for the foreseeable future." Such statement is subject to risk and uncertainties that could result in materially different requirements than such forward-looking statement, such as changes in general economic conditions, changes in business conditions, changes in ability to achieve operating efficiencies, material acquisitions or dispositions, and additional risk factors included in "Special Note Regarding Forward-Looking Statements" in the Company's Form 10-K for year ended December 31, 2003, and the Company's Form 10Q's for quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, as filed with the Securities and Exchange Commission. The Company has no obligation to update any forward-looking statement after the date hereof.